Filed pursuant to Rule 424(b)(3)
Registration No. 333-274204

SUPPLEMENT NO 1. DATED December 12, 2024

TO PROSPECTUS SUPPLEMENT DATED April 26, 2024

(To Prospectus Dated September 6, 2023)

Flora Growth Corp.

This Supplement No. 1 to Prospectus Supplement (this "Supplement") supplements and amends the Prospectus Supplement dated April 26, 2024 (the "Prospectus Supplement"). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus dated September 6, 2024 (the "Prospectus"). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On April 26, 2024, we entered into an At-The-Market Issuances Sales Agreement (the "Sales Agreement") with Aegis Capital Corp., as sales agent (the "Agent"), relating to common shares offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell common shares having an aggregate offering price of up to $3,794,000 from time to time through the Agent pursuant to at-the-market transactions (the "ATM"). As of the date of this Supplement, we have sold no common shares pursuant to the Sales Agreement.

The purpose of this Supplement is to terminate the ATM and the continuous offering by us under the Prospectus Supplement, effective on December 12, 2024. The Sales Agreement was terminated effective December 12, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is December 12, 2024.